Exhibit 10.3

Execution Version

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 14, 2024 (this “Amendment”), among Resideo Funding Inc., a Delaware corporation (the “Borrower”), Resideo Technologies, Inc., a Delaware corporation (“Holdings”), Resideo Holding Inc., a Delaware corporation (“U.S. Holdco 1”), Resideo Intermediate Holding Inc., a Delaware corporation (“U.S. Holdco 2”), the other guarantors party hereto, each Fourth Amendment Term Lender (as defined below) party hereto, each Revolving Lender and Issuing Bank party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, which amends that certain Amended and Restated Credit Agreement, dated as of February 12, 2021 (as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of March 28, 2022, that certain Second Amendment to Amended and Restated Credit Agreement dated as of 30 June, 2023, that certain Third Amendment to Amended and Restated Credit Agreement dated as of May 24, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”, and as further amended by this Amendment, the “Amended Credit Agreement”), among the Borrower, Holdings, U.S. Holdco 1, U.S. Holdco 2, each Lender from time to time party thereto, each Issuing Bank party thereto, and JPMorgan, as Administrative Agent, Collateral Agent and an Issuing Bank. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement.

WHEREAS, (a) Holdings, Pop Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub” and, following the merger of Merger Sub with and into the Target, the “Company”), and Snap One Holdings Corp., a Delaware corporation (the “Target”) entered into an Agreement and Plan of Merger, dated as April 14, 2024 (including all schedules and exhibits thereto, and as amended from time to time in accordance with the terms hereof and thereof, the “Acquisition Agreement”) and (b) pursuant to the Acquisition Agreement, (i) Merger Sub will merge with and into the Target, and the Target will continue as the surviving corporation and a wholly owned subsidiary of Holdings (the “Merger”) and (ii) each of the holders of issued and outstanding shares of common stock (excluding certain shares of common stock as set forth in the Acquisition Agreement) of the Target shall receive, in exchange for the retirement and cancellation of each such share of common stock held in the Target, an amount in cash equal to the Merger Consideration (as defined in the Acquisition Agreement) (the aggregate Merger Consideration is referred to herein as the “Purchase Price”) (such transactions are collectively referred to herein as the “Acquisition”);

WHEREAS, all principal, accrued but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Fourth Amendment Effective Date under that certain credit agreement, dated as of December 8, 2021, by and among the Target, as borrower, the other guarantors party thereto, the lenders and letter of credit issuers party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swingline lender, shall be repaid in full and in connection with, and substantially concurrently with the closing of, the Acquisition, and all commitments to lend and guarantees and security in connection therewith shall have been terminated and/or released (the “Target Debt Refinancing”);

WHEREAS, Holdings has obtained from one or more investors, commitments to purchase shares of preferred stock (other than Disqualified Equity Interests) of Holdings in one or more private placements (such financing, the “Other Financing”, and together with the Acquisition, the Target Debt Refinancing, the making of the Fourth Amendment Term Loans, this Amendment and the other transactions contemplated herein, the “Transactions”), with an aggregate purchase price and/or principal amount (as applicable) of approximately $500,000,000 (the “Minimum Other Financing Amount”), the consummation of which shall occur prior to or substantially concurrently with the Fourth Amendment Effective Date;

WHEREAS, the Borrower desires to obtain Incremental Term Loans in an aggregate principal amount of $600,000,000 (the “Fourth Amendment Term Loans”, and the commitment in respect thereof, “Fourth Amendment Term Commitment”);

WHEREAS, each Person party hereto with a “Fourth Amendment Term Commitment” set forth on Schedule 2.01 hereto (collectively, the “Fourth Amendment Term Lenders”) has agreed to make Fourth Amendment Term Loans to Borrower on the Fourth Amendment Effective Date in the principal amount set forth opposite its name on Schedule 2.01 hereto;

WHEREAS, the Borrower desires to amend the Credit Agreement on the Fourth Amendment Effective Date to establish the Fourth Amendment Term Commitment as set forth in Section 2(a) hereof;

WHEREAS, the Borrower desires to establish Incremental Revolving Commitments in an aggregate principal amount of $500,000,000 (the “Fourth Amendment Revolving Commitments”), which on the Fourth Amendment Effective Date will refinance and replace in full the Revolving Commitments under and as defined in the Credit Agreement (the “Existing Revolving Commitments”; the loans funded thereunder, the “Existing Revolving Loans”; and lenders holding the Existing Revolving Commitments and Existing Revolving Loans, the “Existing Revolving Lenders”);

WHEREAS, each Person party hereto with a “Revolving Commitment” set forth on Schedule 2.01 hereto (collectively, the “Revolving Lenders”) has agreed to provide a Fourth Amendment Revolving Commitment in the principal amount set forth opposite its name on Schedule 2.01 hereto, and each Person party hereto as an “Issuing Bank” set forth on Schedule 2.01 hereto (collectively, the “Issuing Banks”) has agreed to provide a LC Commitment in the principal amount set forth opposite its name on Schedule 2.01 hereto;

WHEREAS, the Borrower desires to amend the Credit Agreement on the Fourth Amendment Effective Date with respect to the Revolving Commitments and the Revolving Loans as set forth in Section 2(b) hereof;

WHEREAS, the Borrower, Holdings, U.S. Holdco 1, U.S. Holdco 2, the other Guarantors party hereto, the Fourth Amendment Term Lenders, the Revolving Lenders, the Issuing Banks and the Administrative Agent are entering into this Amendment in order to (a) evidence such Fourth Amendment Term Commitment (and Fourth Amendment Term Loans), which are being established (and incurred) pursuant to Section 2.21(a) of the Credit Agreement and the amounts thereof are permitted to be incurred pursuant to clause (x) and clause (z)(A)(1) thereof and (b) evidence such Fourth Amendment Revolving Commitments, which are being established (and incurred) pursuant to Section 2.21(a) of the Credit Agreement and the amounts thereof are permitted to be incurred pursuant to clause (y) thereof; and

WHEREAS, (a) BofA Securities, Inc. (“BofA Securities”), Morgan Stanley Senior Funding, Inc. (“MSSF”), BNP Paribas Securities Corp. (“BNPPSC”), PNC Capital Markets LLC (“PNCCM”), Truist Securities, Inc. (“Truist Securities”) and U.S. Bank National Association (“US Bank”) are the joint bookrunners for the Fourth Amendment Term Loans and the Fourth Amendment Revolving Commitments, (b) BofA Securities, MSSF, BNPPSC, PNCCM, Truist Securities, US Bank, Citizens Bank, N.A. (“Citizens”), HSBC Securities (USA) Inc. (“HSBC Securities”), KeyBanc Capital Markets Inc. (“KeyBanc”) and The Bank of Nova Scotia (“BNS”) are the joint lead arrangers for the Fourth Amendment Term Loans and (c) BofA Securities, MSSF, BNPPSC, PNCCM, Truist Securities, US Bank, Royal Bank of Canada, Citizens, HSBC Securities, KeyBanc and BNS (collectively, the “Arrangers”) are the joint lead arrangers for the Fourth Amendment Revolving Commitments.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. New Term Commitment and Revolving Commitments.

(a) Subject to the satisfaction (or waiver by the Fourth Amendment Term Lenders and the Administrative Agent) of the conditions in Section 3 hereof and on the terms set forth herein and in the Amended Credit Agreement, each Fourth Amendment Term Lender agrees to make Fourth Amendment Term Loans denominated in Dollars to Borrower in an amount equal to such Fourth Amendment Term Lender’s Fourth Amendment Term Commitment set forth on Schedule 2.01 hereto, which Fourth Amendment Term Loans shall be incurred pursuant to a single drawing on the Fourth Amendment Effective Date.

(b) From and after the Fourth Amendment Effective Date, each party hereto agrees that, for all purposes of the Credit Agreement and the other Loan Documents, each Fourth Amendment Term Lender shall be deemed to be a “Term Lender” and a “Lender” (if not already a Term Lender and a Lender) under the Credit Agreement, and each Fourth Amendment Term Lender shall be a party to the Credit Agreement and shall have the rights, remedies and obligations of a Term Lender and a Lender (if not already a Term Lender and a Lender) under the Credit Agreement.

(c) From and after the Fourth Amendment Effective Date, the Fourth Amendment Term Loans made on the Fourth Amendment Effective Date shall constitute “Loans” and “Term Loans” for all purposes of the Credit Agreement and the Loan Documents and shall have terms and provisions identical to those applicable to the Initial Term Loans except as otherwise set forth in the Amended Credit Agreement. For the avoidance of doubt, at all times the Fourth Amendment Term Loans shall be secured by Liens on the Collateral securing the Initial Term Loans, which Liens shall rank pari passu, and shall be guaranteed by the same Persons that guarantee the Initial Term Loans.

(d) The Revolving Lenders party hereto, which constitute all the Existing Revolving Lenders on the date hereof, and the Loan Parties hereto hereby (i) agree that this Amendment constitutes a request and notice by the Borrower to prepay in full the Existing Revolving Loans and to terminate in full the Existing Revolving Commitments, in each case on the Fourth Amendment Effective Date, (ii) waive any notice or other requirements set forth in Sections 2.08 and 2.11 of the Credit Agreement for such prepayment and termination, (iii) agree to deem each Existing Letter of Credit (as defined in the Amended Credit Agreement) as a Letter of Credit issued under and as defined in the Amended Credit Agreement on the Fourth Amendment Effective Date and (iv) on and after the Fourth Amendment Effective Date, each reference in the Loan Documents (including the Amended Credit Agreement) to “Revolving Commitments” shall mean and be a reference to the Fourth Amendment Revolving Commitments established hereunder (as such Commitments may be increased, decreased, assigned or otherwise modified from time to time pursuant to the terms of the Amended Credit Agreement), and each reference therein to a “Revolving Lender” or “Revolving Loan” shall mean and be a reference to a Revolving Lender or Revolving Loan, respectively, in respect of such Fourth Amendment Revolving Commitments.

Section 2. Amendments to the Credit Agreement. On the Fourth Amendment Effective Date:

(a) Subject to satisfaction (or waiver) of the conditions set forth in Section 3 hereof, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A-1 hereto.

(b) Subject to satisfaction (or waiver) of the conditions set forth in Section 4 hereof:

(1) the Credit Agreement, as amended pursuant to Section 2(a) above, is hereby further amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~ ) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of such Credit Agreement attached as Annex A-2 hereto;

(2) Schedule 1.04 to the Credit Agreement is hereby amended and restated in its entirety to read as Schedule 1.04 hereto; and

(3) Schedule 2.01 to the Credit Agreement is hereby amended and restated in its entirety to read as Schedule 2.01 hereto.

Section 3. Conditions to Effectiveness. The effectiveness of Sections 1(a), (b) and (c) and 2(a) hereof and the obligation of the Fourth Amendment Term Lenders to make the Fourth Amendment Term Loans on the Fourth Amendment Effective Date are subject only to the satisfaction (or waiver by the Fourth Amendment Term Lenders) of the following conditions precedent (the date on which such conditions have been satisfied (or waived by the Fourth Amendment Term Lenders), the “Fourth Amendment Effective Date”):

(a) The Administrative Agent shall have received executed counterparts of this Amendment from the Borrower, Holdings, U.S. Holdco 1, U.S. Holdco 2, the other Guarantors party hereto, the Administrative Agent and each of the Fourth Amendment Term Lenders.

(b) No Company Material Adverse Effect (as defined in the Acquisition Agreement in effect as of April 14, 2024) shall have occurred since the date of the Acquisition Agreement.

(c) The Acquisition shall have been consummated, or substantially simultaneously with the borrowing of the Fourth Amendment Term Loans, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement in effect as of April 14, 2024, after giving effect to any modifications, amendments, consents or waivers by the Borrower (or any of its affiliates) thereto, other than those modifications, amendments, consents or waivers by the Borrower (or its affiliate) that are materially adverse to the interests of the Fourth Amendment Term Lenders or the Revolving Lenders in their capacities as such when taken as a whole (it being understood that any modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Fourth Amendment Term Lenders and the Revolving Lenders), unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Arrangers shall be deemed to have consented to such amendment, supplement, waiver or modification unless they shall object in writing thereto within three (3) Business Days of being notified or otherwise becoming aware of such amendment, waiver or modification; provided, further, that any modification, amendment or express waiver or consents by the Borrower (or its affiliate) that results in (a) a reduction in the Purchase Price shall not be deemed to be materially adverse to the Fourth Amendment Term Lenders or the Revolving Lenders if such reduction is applied on a dollar for dollar basis to reduce the amount of the Fourth Amendment Term Commitments, provided that the Fourth Amendment Term Commitments shall not be reduced to an aggregate amount of less than $350,000,000 unless all commitments with respect thereto are reduced to zero and (b) an increase in the Purchase Price shall not be deemed to be materially adverse to the Fourth Amendment Term Lenders or the Revolving Lenders if such increase is funded by (x) any common Equity Interests of Holdings or (y) no more than $75,000,000 of drawings under the Revolving Facility.

(d) Substantially simultaneously with the borrowing of the Fourth Amendment Term Loans and the consummation of the Acquisition, the Target Debt Refinancing shall be consummated.

(e) Prior to or substantially simultaneously with the borrowing of the Fourth Amendment Term Loans, the Other Financing shall have been consummated in an amount not less than the Minimum Other Financing Amount.

(f) The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects on such date (or in all respects, if separately qualified by materiality) on and as of the Fourth Amendment Effective Date, and immediately after giving effect to, the incurrence of the Fourth Amendment Term Loans. The “Specified Acquisition Agreement Representations” means the representations and warranties (if any) made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or its affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate Holdings’ (and/or its affiliate’s) obligations under the Acquisition Agreement or decline to consummate the Acquisition under the Acquisition Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement. The “Specified Representations” means the representations and warranties of the Loan Parties set forth in Sections 5(a), 5(b)(ii) (solely to the extent relating to clause (a) of the definition of “Requirement of Law” contained in the Credit Agreement), 5(c) and 5(d) hereof (solely to the extent relating to Sections 3.08, 3.09, 3.10 (solely to the extent relating to the use of proceeds of the Fourth Amendment Term Loans and the Revolving Loans made on such date) and 3.16 of the Credit Agreement).

(g) (i) The Administrative Agent shall have received at least three Business Days prior to the Fourth Amendment Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested at least ten Business Days prior to the Fourth Amendment Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that so requests shall have received from the Borrower a Beneficial Ownership Certification in relation to the Borrower.

(h) All fees required to be paid on the Fourth Amendment Effective Date to the Arrangers, the Fourth Amendment Term Lenders and the Revolving Lenders, and all reasonable, documented out-of-pocket expenses required to be paid on the Fourth Amendment Effective Date, to the extent invoiced at least three (3) Business Days prior to the Fourth Amendment Effective Date (or such later date as the Borrower may reasonably agree) shall, upon the initial funding of the Fourth Amendment Term Loans, have been paid (which amounts may be offset against the proceeds of the Fourth Amendment Term Loans).

(i) The Administrative Agent shall have received a certificate from a Financial Officer of Holdings, substantially in the form of Exhibit L to the Credit Agreement, certifying as to the solvency of Holdings and its Restricted Subsidiaries on a consolidated basis as of the Fourth Amendment Effective Date.

(j) The Administrative Agent shall have received counterparts of each of the following, each of which shall be originals or facsimiles or “pdf” files, each properly executed by a responsible officer of the signing Loan Party, each dated as of the Fourth Amendment Effective Date:

(1) a Borrowing Request with respect to the Fourth Amendment Term Loans; and

(2) (i) organizational document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the responsible officers of each Loan Party executing the Amendment, (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of this Amendment, certified as of the Fourth Amendment Effective Date by a secretary, an assistant secretary or a responsible officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept, or an analogous concept, exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(k) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Willkie Farr & Gallagher LLP, special New York counsel for the Loan Parties (i) dated as of the Fourth Amendment Effective Date and (ii) in form and substance reasonably satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received a certificate of a Financial Officer or the President or a Vice President of the Borrower certifying that the conditions set forth in clauses (b) through (f) of this Section 3 have been satisfied.

(m) The Fourth Amendment Term Lenders and the Revolving Lenders shall have received (i) the audited consolidated financial statements of Holdings, the Target, and their respective subsidiaries consisting of balance sheets as of and for the two most recently ended fiscal years of Holdings and the Target ending at least 90 days prior to the Fourth Amendment Effective Date and the related statements of income and cash flows for such fiscal years and (ii) the unaudited consolidated financial statements of the Target and its subsidiaries consisting of balance sheets as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) ending after the date of the most recent audited consolidated balance sheets delivered pursuant to clause (i) and at least 45 days prior to the Fourth Amendment Effective Date and the related statements of income and cash flows for the portion of the fiscal year then ended. The Fourth Amendment Term Lenders and the Revolving Lenders hereby acknowledge receipt of the audited financial statements described in clause (i).

For purposes of determining compliance with the conditions specified in this Section 3, each Fourth Amendment Term Lender as of the Fourth Amendment Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Fourth Amendment Term Lender unless the Administrative Agent shall have received written notice from such Fourth Amendment Term Lender prior to the Fourth Amendment Effective Date specifying its objection thereto.

Section 4. Conditions to Amendments and Funding of Revolving Facility. The effectiveness of Sections 1(d) and 2(b) hereof and the obligation of the Revolving Lenders to make the Revolving Loans hereunder on the Fourth Amendment Effective Date are subject only to the satisfaction (or waiver by the Revolving Lenders) of the following conditions precedent:

(a) The conditions set forth in Section 3 (other than the condition set forth in clause (j)(1) thereof) shall have been satisfied (or waived).

(b) The Administrative Agent shall have received executed counterparts of this Amendment from each of the Revolving Lenders and Issuing Banks.

(c) All principal (if any) and all accrued interest and fees in respect of the Existing Revolving Loans and Existing Revolving Commitments that are outstanding immediately prior to the occurrence of the Fourth Amendment Effective Date shall have been paid in full by the Borrower, and all Existing Revolving Commitments shall have been terminated.

For purposes of determining compliance with the conditions specified in this Section 4, each Revolving Lender as of the Fourth Amendment Effective Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such Revolving Lender unless the Administrative Agent shall have received written notice from such Revolving Lender prior to the Fourth Amendment Effective Date specifying its objection thereto.

Section 5. Representations and Warranties. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders and Issuing Banks party hereto on the date of this Amendment and on the Fourth Amendment Effective Date that:

(a) (i) the execution and delivery by such Loan Party of this Amendment, and the performance by such Loan Party of this Amendment and each other Loan Document (including the Amended Credit Agreement) to which such Loan Party is a party, is within such Loan Party’s corporate or other organizational power and has been duly authorized by all necessary corporate or other organizational action of each such Loan Party; and (ii) each of this Amendment and each other Loan Document (including the Amended Credit Agreement) to which such Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) the execution and delivery by such Loan Party of this Amendment, the performance by such Loan Party of this Amendment and each other Loan Document (including the Amended Credit Agreement) to which such Loan Party is a party, the issuance of Letters of Credit, the borrowings under the Amended Credit Agreement and the use of the proceeds thereof (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Restricted Subsidiary, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration under this clause (iii) or clause (ii) above that would not reasonably be expected to have a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens permitted by Section 6.02 of the Amended Credit Agreement;

(c) as of the Fourth Amendment Effective Date, after giving effect to the Transactions, (i) the fair value of the assets of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Fourth Amendment Effective Date; for purposes of this clause (c), the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability;

(d) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date; and

(e) no Default or Event of Default has occurred and is continuing or would result from the incurrence of the Fourth Amendment Term Loans.

Section 6. Fees and Expenses. The Borrower agrees to reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Amendment as and when required by Section 9.03 of the Credit Agreement. The provisions of Section 9.03 (Expenses; Indemnity; Damage Waiver) of the Amended Credit Agreement are otherwise incorporated herein by reference, mutatis mutandis.

Section 7. Amendments; Counterparts. This Amendment may not be amended or waived except by an instrument in writing signed by each of the parties party hereto. This Amendment and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Amendment and each other Loan Document shall be effective as delivery of an original executed counterpart of this Amendment and such other Loan Document.

Section 8. Governing Law, Jurisdiction and Waiver of Right to Trial by Jury. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. The jurisdiction, service of process, and waiver of right to trial by jury provisions in Sections 9.09 and 9.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

Section 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10. Effect of Amendment.

(a) This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

(b) On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, mean and are a reference to the Credit Agreement as modified by this Amendment.

(c) Notwithstanding anything to the contrary herein, if the Fourth Amendment Effective Date has not occurred on or prior to the Termination Date (as defined below), the Fourth Amendment Term Commitment and the Fourth Amendment Revolving Commitments shall terminate and Sections 1 and 2 hereof shall cease to be in effect as if they had not been included in this Amendment, in each case automatically upon the Termination Date. The “Termination Date” means the earliest of (i) prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the use of the Fourth Amendment Term Commitment and the Fourth Amendment Revolving Commitments and (iii) 11:59 p.m., New York City time, on the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on April 14, 2024), after giving effect to any extension thereof in accordance with the first proviso to Section 8.01(b)(i) of the Acquisition Agreement as in effect on April 14, 2024 (without giving effect to any extension thereof in accordance with the last sentence of Section 9.11 of the Acquisition Agreement as in effect on April 14, 2024).

(d) The Commitments of each Revolving Lender and Issuing Bank as set forth in Schedule 2.01 hereto shall not be affected by any assignment of its rights and obligations in respect of the Existing Revolving Commitments or Existing Revolving Loans. Until the earlier of the Termination Date and the Fourth Amendment Effective Date, no Revolving Lender or Issuing Bank may assign its rights and obligations in respect of the Revolving Commitments and LC Commitments set forth in Schedule 2.01 hereto without the prior written consent of the Borrower and each other Revolving Lender and Issuing Bank (and any purported assignment in the absence of such consent is null and void), and no Fourth Amendment Term Lender may assign its rights and obligations in respect of the Fourth Amendment Term Commitments set forth in Schedule 2.01 hereto without the prior written consent of the Borrower and each other Fourth Amendment Term Lender (and any purported assignment in the absence of such consent is null and void).

(e) Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed. In furtherance of the foregoing, each of the Loan Parties party hereto hereby irrevocably and unconditionally ratifies its grant of security interest and pledge under the Security Agreement and each Loan Document and confirms that the liens, security interests and pledges granted thereunder continue to secure the Obligations, including, without limitation, any additional Obligations resulting from or incurred pursuant to this Amendment.

(f) Each of the Loan Parties hereto, as debtor, grantor, mortgagor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party, guarantor or indemnitor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such guarantee includes, and such security interests and liens hereafter secure, all of the Obligations as amended hereby. This Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

(g) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under, the Credit Agreement or any of the other Loan Documents. This Amendment shall be deemed to be a Loan Document (as defined in the Credit Agreement).

Section 11. Register. This Amendment constitutes the notice from the Borrower to the Administrative Agent contemplated by Section 2.21(a) of the Credit Agreement and the Administrative Agent hereby acknowledges that it has received such notice as required under the Credit Agreement. Upon the making of the Fourth Amendment Term Loans hereunder, the Administrative Agent shall record in the Register the Fourth Amendment Term Loans made by the Fourth Amendment Term Lenders hereunder.

Section 12. No Novation. By its execution of this Amendment, each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation, but, rather, a supplement of a pre-existing indebtedness and related agreement, as evidenced by the Amended Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

RESIDEO TECHNOLOGIES, INC., as Holdings

By:	/s/ John Heskett
Name: John Heskett Title: Vice President, Corporate Development and Treasurer

RESIDEO HOLDING, INC., as U.S. HoldCo 1

By:	/s/ John Heskett
Name: John Heskett Title: Treasurer

RESIDEO INTERMEDIATE HOLDING INC., as U.S. HoldCo 2

By:	/s/ John Heskett
Name: John Heskett Title: President and Treasurer

RESIDEO FUNDING INC., as Borrower

By:	/s/ John Heskett
Name: John Heskett Title: President and Treasurer

[Signature Page to Fourth Amendment to the Credit Agreement]

ADEMCO INC.

By:	/s/ John Heskett
Name: John Heskett Title: President and Treasurer

ALARMNET, INC.

By:	/s/ John Heskett
Name: John Heskett Title: President and Treasurer

BTX TECHNOLOGIES, INC.

By:	/s/ John Heskett
Name: John Heskett Title: President and Treasurer

ELECTRONIC CUSTOM DISTRIBUTORS, INC.

By:	/s/ John Heskett
Name: John Heskett Title: President and Treasurer

[Signature Page to Fourth Amendment to the Credit Agreement]

BRK BRANDS, LLC

By:	/s/ John Heskett
Name: John Heskett
Title: Treasurer

[Signature Page to Fourth Amendment to the Credit Agreement]

BANK OF AMERICA, N.A.,
as Fourth Amendment Term Lender, Revolving Lender and Issuing Bank

By:	/s/ Dan Bautista
Name:	Dan Bautista
Title:	Vice President, Credit Risk Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Revolving Lender and Issuing Bank

By:	/s/ James Shender
Name:	James Shender
Title:	Executive Director

MORGAN STANLEY BANK, N.A. as Revolving Lender and Issuing Bank

By:	/s/ Brian Sanderson
Name:	Brian Sanderson
Title:	Authorized Signatory

BNP PARIBAS as Revolving Lender and Issuing Bank

By:	/s/ Michael Lefkowitz
Name:	Michael Lefkowitz
Title:	Director

By:	/s/ Rick Pace
Name:	Rick Pace
Title:	Managing Director

[Signature Page to Fourth Amendment to the Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION as Revolving Lender and Issuing Bank

By:	/s/ Michael Cuccia
Name:	Michael Cuccia
Title:	Senior Vice President

TRUIST BANK as Revolving Lender and Issuing Bank

By:	/s/ Jason Hembree
Name:	Jason Hembree
Title:	Director

U.S. BANK NATIONAL ASSOCIATION as Revolving Lender and Issuing Bank

By:	/s/ Marty McDonald
Name:	Marty McDonald
Title:	Vice President

ROYAL BANK OF CANADA as Revolving Lender and Issuing Bank

By:	/s/ Alexander Roberts
Name:	Alexander Roberts
Title:	Vice President, Corporate Client Group - Finance

CITIZENS BANK, N.A. as Revolving Lender

By:	/s/ Andy Zayas
Name:	Andy Zayas
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION as Revolving Lender

By:	/s/ Andrew Laughlin
Name:	Andrew Laughlin
Title:	Director

[Signature Page to Fourth Amendment to the Credit Agreement]

KEYBANK NATIONAL ASSOCIATION as Revolving Lender

By:	/s/ Brian Fox
Name:	Brian Fox
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA as Revolving Lender

By:	/s/ Adnan Osman
Name:	Adnan Osman
Title:	Director

BARCLAYS BANK PLC as Revolving Lender

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH as Revolving Lender

By:	/s/ Brian Crowley
Name:	Brian Crowley
Title:	Managing Director

By:	/s/ Armen Semizian
Name:	Armen Semizian
Title:	Managing Director

RAYMOND JAMES BANK as Revolving Lender

By:	/s/ Daniel A. Perez
Name:	Daniel A. Perez
Title:	Senior Vice President

[Signature Page to Fourth Amendment to the Credit Agreement]

ANNEX A-1

Credit Agreement (as amended pursuant to Section 2(a))

i

“Anti-Corruption Laws” means all laws, and regulations of any Governmental Authority applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or anti-money laundering.

“Applicable Adjustments” has the meaning given to such term in the definition of “Consolidated EBITDA”.

“Applicable Parties” has the meaning given to such term in Section 9.01(d)(iii).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, for purposes of Section 2.20(c)(ii), “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day:

(a) (i) with respect to any Loan that is an Initial Term Loan, 2.00% per annum in the case of Term Benchmark Loans and 1.00% per annum in the case of ABR Loans and (ii) with respect to any Loan that is a Fourth Amendment Term Loan, 2.00% per annum in the case of Term Benchmark Loans and 1.00% per annum in the case of ABR Loans; and

(b) with respect to (i) any Revolving Loan and (ii) the commitment fees payable hereunder in respect of unused Revolving Commitments, the applicable rate per annum set forth below in the “Term Benchmark Loans”, “ABR Loans” or “Commitment Fee” column, as applicable, based upon the Consolidated Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the first fiscal quarter of Holdings beginning after the Amendment and Restatement Effective Date, the Applicable Rate shall be that set forth below in Level I:

Level	Consolidated Total Leverage Ratio	Term Benchmark Loans	ABR Loans	Commitment Fee
I	≥ 2.00 to 1.00	2.25%	1.25%	0.35%
II	> 1.50 to 1.00 and < 2.00 to 1.00	2.00%	1.00%	0.30%
III	≤ 1.50 to 1.00	1.75%	0.75%	0.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from

“Cash Management Financing Facilities” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations”.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, single entity or multi-entity multicurrency notional pooling structures, temporary advances, interest and fees and interstate depository network services), netting services, employee credit or purchase card programs and similar programs, in each case provided to Holdings, the Borrower or any Restricted Subsidiary.

“Change in Control” means (a) Holdings ceases to own all of the Equity Interests of U.S. HoldCo 2 and the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of 35% or more of the Voting Equity Interests in Holdings; provided, however, that this clause (b) shall not include any transaction where (x) Holdings becomes a direct or indirect wholly owned subsidiary of a holding company, and (y) the direct or indirect holders of the Voting Equity Interests of such holding company immediately following that transaction are substantially the same as the holders of Holding’s Voting Equity Interests immediately prior to that transaction; or (c) the occurrence of a “Change in Control” as defined in the Senior Notes Documents.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Change in Law” means the occurrence, after the Amendment and Restatement Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Fourth Amendment Term Loans, Incremental Revolving Loans or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term Commitment, a Fourth Amendment Term Commitment, a Commitment in respect of any Incremental Revolving Loans or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a reasonable discretion, agree to in writing (such approval or consent not to be unreasonably withheld or delayed)) in accordance with Section 5.15, (y) legal opinions referred to in the foregoing clause (iv) shall be limited to the purposes of obtaining customary legal opinions from counsel qualified to opine in the jurisdiction where such Mortgaged Property is located regarding solely to the enforceability of the Mortgage for such Mortgaged Property and such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent; and (z) no delivery of new surveys shall be required for any Mortgaged Property where the title company will issue a lender’s title policy with the standard survey exception omitted from such title policy and affirmative endorsements that require a survey; and

(f) except as otherwise provided for in the Security Documents, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary, subject to the proviso set forth in the following sentence, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (i) to perfect pledges, security interests and mortgages of Collateral of Loan Parties by any means other than by (A) filings pursuant to the Uniform Commercial Code, in the office of the Secretary of State (or similar central filing office) of the relevant jurisdiction where the grantor is located (as determined pursuant to the Uniform Commercial Code) and filings in the applicable real estate records with respect to Mortgaged Properties, (B) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to Intellectual Property as expressly required in the Security Documents, and (C) delivery to the Administrative Agent, to be held in its possession, of the Global Intercompany Note and all Collateral consisting of intercompany notes in a principal amount of $20,000,000 or more, owed by a single obligor, stock certificates of Restricted Subsidiaries and instruments, in each case as expressly required in the Security Documents or (ii) to enter into any control agreement with respect to any cash and Permitted Investments, other deposit accounts, securities accounts or commodities accounts, in each case to the extent in the name of a Loan Party and held or located in the United States. For the avoidance of doubt, and notwithstanding anything to the contrary, including the foregoing, (x) no actions (including filings or searches) shall be required in order to create or perfect any security interest in any assets of the Loan Parties located outside of the United States (including any Intellectual Property registered or applied-for in, or otherwise located, protected or arising under the laws of any jurisdiction outside the United States) and (y) no foreign law security or pledge agreements or foreign law mortgages or deeds shall be required outside of the United States with respect to any Loan Party.

Notwithstanding the foregoing and subject to the last paragraph of Section 6.02, no Loan Party shall be required to deliver a Mortgage with respect to the Golden Valley Property.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Initial Term Commitment, Fourth Amendment Term Commitment, commitment in respect of any Incremental Revolving Loans or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary with no material assets other than 65% or more of the Equity Interests of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.

“Form 10” means the registration statement on Form 10 originally filed by Holdings with the SEC on August 23, 2018, as amended on September 25, 2018 and as may be further amended after the date thereof pursuant to the terms hereof.

“Fourth Amendment” means the Fourth Amendment to the Amended and Restated Credit Agreement, dated as of June 14, 2024, among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Fourth Amendment Acquisition” means has the meaning specified for the term “Acquisition” in the Fourth Amendment.

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Fourth Amendment Term Borrowing” means Fourth Amendment Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Fourth Amendment Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Fourth Amendment Term Loan hereunder on the Fourth Amendment Effective Date, expressed as an amount representing the maximum principal amount of the Fourth Amendment Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Fourth Amendment Term Commitment is set forth in the Fourth Amendment or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Fourth Amendment Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Fourth Amendment Term Commitments is $600,000,000 as of the Fourth Amendment Effective Date.

“Fourth Amendment Term Lenders” means a Lender with a Fourth Amendment Term Commitment or an outstanding Fourth Amendment Term Loan.

“Fourth Amendment Term Loans” means the Term Loans made by the Term Lenders pursuant to clause (a)(ii) of Section 2.01 on the Fourth Amendment Effective Date.

“Fourth Amendment Term Maturity Date” means the date that is seven years after the Fourth Amendment Effective Date, as the same may be extended pursuant to Section 2.22.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time (unless the Borrower elects to change to IFRS pursuant to Section 1.07, upon the effective date of which GAAP shall subsequently refer to IFRS); provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Amendment and Restatement Effective Date in GAAP or in the application thereof on

Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01 to the Third Amendment or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Initial Term Commitments is $1,116,965,994.94 as of the Third Amendment Effective Date.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loans” means the Term Loans made (or deemed to be made) by the Term Lenders pursuant to clause (a)(i) of Section 2.01 on the Third Amendment Effective Date.

“Initial Term Maturity Date” means the date that is seven years after the Amendment and Restatement Effective Date, as the same may be extended pursuant to Section 2.22.

“Inside Maturity Exception” means any Incremental Extensions of Credit that is designated by the Borrower as being incurred in reliance on this Inside Maturity Exception and is in an aggregate principal amount outstanding that does not exceed an amount equal to 25% of LTM Consolidated EBITDA.

“Intellectual Property” has the meaning assigned to such term in the Amended and Restated Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or ~~Initial~~ Term Borrowing in accordance with Section 2.07, which shall be in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or (x) twelve (12) months thereafter, if at the time of the relevant Borrowing, all Lenders participating therein agree to make such interest period available and (y) any other period if, at the time of the relevant Borrowing, the Administrative Agent and all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last

Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $70,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means any fee-owned real property (i) with a Fair Market Value of more than $15,000,000 that is owned by a Loan Party as of the Effective Date (other than the Golden Valley Property), with any such real property being specified in Schedule 1.02 or (ii) with a Fair Market Value of more than $15,000,000 that is acquired after the Effective Date by any Loan Party or owned by a Subsidiary that becomes a Loan Party pursuant to Section 5.12.

“Material Subsidiary” means each Restricted Subsidiary (a) the Consolidated Total Assets of which equal 5.0% or more of the Consolidated Total Assets of Holdings, the Borrower and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of Holdings, the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of Holdings most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined Consolidated Total Assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 7.5% of the Consolidated Total Assets of Holdings, the Borrower and the Restricted Subsidiaries or 7.5% of the consolidated revenues of Holdings, the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated.

“Maturity Date” means the Revolving Maturity Date, the Initial Term Maturity Date, the Fourth Amendment Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans, as the context requires (or if such date is not a Business Day, the immediately preceding Business Day).

“Maturity Date Extension Request” means a request by the Borrower, substantially in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.22.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means (i) the prepayment or refinancing of all or a portion of the Initial Term Loans or Fourth Amendment Term Loans directly or indirectly, from the net proceeds of any broadly syndicated Indebtedness of Holdings, the Borrower or any of their Subsidiaries, in each case having a lower Weighted Average Yield than such Initial Term Loans or Fourth Amendment Term Loans or (ii) any amendment to the terms of such Initial Term Loans or Fourth Amendment Term Loans that is effected for the primary purpose of reducing the Weighted Average Yield applicable to such Initial Term Loans or Fourth Amendment Term Loans, excluding, in each case of clauses (i) and (ii), any such prepayment, refinancing or amendment made or effected in connection with a Change in Control or Transformative Transactions.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure (with the aggregate of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition), outstanding Term Loans and unused Commitments at such time; provided that whenever there is one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unused Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Initial Term Lenders” means, at any time, Lenders having Initial Term Loans and unused Initial Term Commitments representing more than 50% of the sum of the Initial Term Loans and unused Initial Term Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.08(b).

“Restricted Group” means Holdings, the Borrower and the Restricted Subsidiaries.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Restricted Subsidiary, including any sinking fund or or other similar financing for vendors and suppliers of the Borrower or any Restricted Subsidiaries, so long as (a) other than in the case of Secured Supply Chain Financing Obligations, such Indebtedness is unsecured and (b) such Indebtedness represents amounts not in excess of those which the Borrower or any of its Restricted Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.

“Supported QFC” has the meaning assigned to such term in Section 9.21.

“Swap Obligations” means, with respect to Holdings or any other Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means, collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Morgan Stanley Senior Funding, Inc..

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of October 19, 2018, between Honeywell and Holdings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Borrowings” means the Initial Term Borrowings, the Fourth Amendment Term Borrowings and/or the Incremental Term Loans, as the context requires.

“Term Commitments” means, collectively, the Initial Term Commitments, the Fourth Amendment Term Commitments and any commitments to make Incremental Term Loans.

“Term Lenders” means, collectively, the Initial Term Lenders, the Fourth Amendment Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.

“Term Loans” means, collectively, the Initial Term Loans, the Fourth Amendment Term Loans and any Incremental Term Loans.

“Term SOFR Adjustment” means. (i) with respect to Revolving Loans, 0.10% ~~and~~, (ii) with respect to Initial Term Loans, 0% and (iii) with respect to the Fourth Amendment Term Loans, 0%.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Third Amendment” means the Third Amendment to the Amended and Restated Credit Agreement, dated as of May 24, 2024, among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Third Amendment Effective Date” means May 24, 2024.

“Trademark License Agreement” means the Trademark License Agreement, dated as of October 19, 2018, between Honeywell and Holdings.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including the Amendment and Restatement Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the consummation of the Amendment and Restatement Date Refinancing and (c) the consummation of the Senior Notes Redemption.

“Transformative Transactions” means any merger, acquisition, consolidation or similar transaction involving third-parties, in any case by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, but would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of the combined operations following such consummation, as determined by the Borrower acting in good faith.

“Transition Services Agreement” means the Transition Services Agreement, dated as of October 19, 2018, between Honeywell and Ademco Inc., a Delaware corporation.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

prepared on the basis of consolidating the accounts of Holdings, the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with Holdings and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Equity Interests” of any Person means the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person.

“Weighted Average Yield” means, with respect to any ~~Initial~~ Term Loan, ~~Initial~~any Term Commitment or any other Loans or Commitments, the weighted average yield to stated maturity thereof based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the lenders with respect thereto and to any interest rate “floor”, but excluding any prepayment premiums, customary arrangement, syndication, commitment, structuring, ticking, underwriting and other similar fees paid or payable to the arrangers (or similar titles) or their Affiliates, in each case in their capacities as such in connection therewith and that are not generally shared with all lenders providing such loans and commitments; provided that to the extent that the Reference Rate on the effective date of such other loans or commitments is less than the interest rate floor, if any, applicable to such other loans or commitments, then the amount of such difference shall be included in the calculation of the Weighted Average Yield of such other loans or commitments; provided, further, that original issue discount and upfront fees (which shall be deemed to constitute like amounts of original issue discount) shall be equated to interest margins based on the shorter of the remaining life to the stated maturity and an assumed four-year life to maturity. For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable to such Indebtedness at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of Holdings, the Borrower or any Subsidiary).

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

of GAAP, which change shall take effect at the end of such fiscal quarter or year specified by the Borrower and in which case all accounting terms (including financial ratios and other financial calculations for the test period then ended and all subsequent periods) required to be submitted pursuant to this Agreement shall be prepared in conformity with IFRS. As of such effective date, at the request of the Borrower the Administrative Agent shall enter into and is hereby authorized by the Lenders to enter into an amendment to this Agreement which shall provide for and give effect to the change in GAAP.

SECTION 1.08. Delaware Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.09. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or a Permitted Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a)(i) subject to the terms and conditions set forth in the Third Amendment, each Initial Term Lender agrees to make (or is deemed to make) an Initial Term Loan denominated in dollars to the Borrower on the Third Amendment Effective Date in a principal amount not exceeding its Initial Term Commitment and (ii) subject to the terms and conditions set forth in the Fourth Amendment, each Fourth Amendment Term Lender agrees to make a Fourth Amendment Term Loan denominated in dollars to the Borrower on the Fourth Amendment Effective Date in a

principal amount not exceeding its Fourth Amendment Term Commitment and (b) subject to the terms and conditions set forth in the Amendment and Restatement Agreement, each Revolving Lender agrees to make Revolving Loans denominated in dollars or a Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. ~~Initial~~ Term Loans may be ABR Loans or Term Benchmark Loans, as further provided herein. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.16, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan advanced to it in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of six Term Benchmark Borrowings at any time outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or ~~Initial~~ Term Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 2:00 p.m., Local Time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one U.S. Government Securities Business Day before the date of the proposed Borrowing (or, in the case of up to $100 million of ABR Borrowings outstanding of any time, on the date of the proposed Borrowing). Each such Borrowing Request shall be irrevocable (provided that the Borrowing Request in connection with any acquisition or other investment permitted under Section 6.04, may be conditioned on the closing of such acquisition or other investment, as applicable) and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by a Financial Officer of the

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Initial Term Commitments shall automatically terminate and be reduced to $0 on the Third Amendment Effective Date upon the making (or deemed making) of the Initial Term Loans ~~and~~, (ii) the Fourth Amendment Term Commitments shall automatically terminate and be reduced to $0 on the Fourth Amendment Effective Date upon the making of the Fourth Amendment Term Loans and (iii) the Revolving Commitments shall automatically terminate and be reduced to $0 on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to the Borrower on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Initial Term Lender the then unpaid principal amount of each Initial Term Loan made (or deemed to have been made) by such Initial Term Lender to the Borrower on the Initial Term Maturity Date ~~and~~, (iii) to the Administrative Agent for the account of each Initial Term Lender the then unpaid principal amount of each Initial Term Loan made (or deemed to have been made) by such Initial Term Lender to the Borrower as provided in Section 2.10~~.~~, (iv) to the Administrative Agent for the account of each Fourth Amendment Term Lender the then unpaid principal amount of each Fourth Amendment Term Loan made by such Fourth Amendment Term Lender to the Borrower on the Fourth Amendment Term Maturity Date and (v) to the Administrative Agent for the account of each Fourth Amendment Term Lender the then unpaid principal amount of each Fourth Amendment Term Loan made by such Fourth Amendment Term Lender to the Borrower as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans made to the Borrower, LC Disbursements, interest and fees due or accrued, in each case, with respect to the Borrower hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the Administrative Agent maintained pursuant to paragraph (c) of this Section 2.09 shall control.

(c) The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iv) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower of such Loans shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of ~~Initial~~ Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay to the Administrative Agent, for the account of each Fourth Amendment Term Lender, Fourth Amendment Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (provided that if any such date is not a Business Day, such payment shall be due on the immediately preceding Business Day):

Date	Amount
September 30, 2024	$1,500,000.00
December 31, 2024	$1,500,000.00
March 31, 2025	$1,500,000.00
June 30, 2025	$1,500,000.00
September 30, 2025	$1,500,000.00
December 31, 2025	$1,500,000.00
March 31, 2026	$1,500,000.00
June 30, 2026	$1,500,000.00
September 30, 2026	$1,500,000.00

December 31, 2026	$1,500,000.00
March 31, 2027	$1,500,000.00
June 30, 2027	$1,500,000.00
September 30, 2027	$1,500,000.00
December 31, 2027	$1,500,000.00
March 31, 2028	$1,500,000.00
June 30, 2028	$1,500,000.00
September 30, 2028	$1,500,000.00
December 31, 2028	$1,500,000.00
March 31, 2029	$1,500,000.00
June 30, 2029	$1,500,000.00
September 30, 2029	$1,500,000.00
December 31, 2029	$1,500,000.00
March 31, 2030	$1,500,000.00
June 30, 2030	$1,500,000.00
September 30, 2030	$1,500,000.00
December 31, 2030	$1,500,000.00
March 31, 2031	$1,500,000,00
Fourth Amendment Term Maturity Date	Balance of any remaining outstanding principal amount of Fourth Amendment Term Loans

~~. (a) [Reserved]~~

(b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay to the Administrative Agent, for the account of each Initial Term Lender, Initial Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (provided that if any such date is not a Business Day, such payment shall be due on the immediately preceding Business Day):

Date	Amount
June 30, 2024	$2,878,778.34
September 30, 2024	$2,878,778.34

December 31, 2024	$2,878,778.34
March 31, 2025	$2,878,778.34
June 30, 2025	$2,878,778.34
September 30, 2025	$2,878,778.34
December 31, 2025	$2,878,778.34
March 31, 2026	$2,878,778.34
June 30, 2026	$2,878,778.34
September 30, 2026	$2,878,778.34
December 31, 2026	$2,878,778.34
March 31, 2027	$2,878,778.34
June 30, 2027	$2,878,778.34
September 30, 2027	$2,878,778.34
December 31, 2027	$2,878,778.34
Initial Term Maturity Date	Balance of any remaining outstanding principal amount of Initial Term Loans

(c) To the extent not previously paid, (i) the Borrower shall pay to the Administrative Agent for the account of the Initial Term Lenders the then unpaid principal amount of the Initial Term Loans on the Initial Term Maturity Date and (ii) the Borrower shall pay to the Administrative Agent for the account of the Fourth Amendment Term Lenders the then unpaid principal amount of the Fourth Amendment Term Loans on the Fourth Amendment Term Maturity Date.

(d) Any prepayment by the Borrower of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed in writing by the Borrower (or absent such direction, in direct order of maturity thereof); provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.23 shall be applied to subsequent scheduled repayments as provided in such Section, (C) mandatory prepayments of Term Borrowings shall be applied to scheduled repayments of such Term Borrowings in direct order of maturity and (D) if any Lender elects to decline a mandatory prepayment of a Term Borrowing in accordance with Section 2.11(f), then the portion of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments.

(e) Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be determining the amount to be applied (net of additional taxes payable or reserved against if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, and (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary.

(f) Prior to any optional prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (g) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated among the ~~Initial~~ Term Borrowings (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than (x) an optional prepayment pursuant to paragraph (a) of this Section or (y) a mandatory prepayment triggered by an event described in clause (c) of the definition of the term “Prepayment Event”, neither of which may be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans may be retained by the Borrower.

(g) The Borrower shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of a prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of a prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h) (I) All (i) prepayments of Initial Term Loans effected on or prior to the six-month anniversary of the Third Amendment Effective Date with the proceeds of a Repricing Transaction, and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the Third Amendment Effective Date, the effect of which is a Repricing Transaction, shall be accompanied by a fee payable for the ratable account of each of the applicable Initial Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Borrowings so prepaid in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of the Initial Term Borrowings affected by such amendment, amendment and restatement or other modification in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Initial Term Lenders of the applicable Class, on the date of such prepayment.

(II) All (i) prepayments of Fourth Amendment Term Loans effected on or prior to the six-month anniversary of the Fourth Amendment Effective Date with the proceeds of a Repricing Transaction, and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the Fourth Amendment Effective Date, the effect of which is a Repricing Transaction, shall be accompanied by a fee payable for the ratable account of each of the applicable Fourth Amendment Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Fourth Amendment Term Borrowings so prepaid in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of the Fourth Amendment Term Borrowings affected by such amendment, amendment and restatement or other modification in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Borrower to the Administrative Agent, for the account of the Fourth Amendment Term Lenders of the applicable Class, on the date of such prepayment.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) in accordance with its Pro Rata Share of the Aggregate Revolving Commitments for the period from and including the Amendment and Restatement Effective Date to but excluding the date on which the Revolving Commitments terminate (or are otherwise reduced to zero), a commitment fee which shall accrue at the Applicable Rate on the average daily unused amount of the aggregate Revolving Commitment of such Revolving Lender. Such accrued commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which all the Revolving Commitments terminate, commencing on the first such date to occur after the Amendment and Restatement Effective Date. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Amendment and Restatement Effective Date to but excluding the later of the date on which all of such Lender’s Revolving Commitments notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) to add one or more additional tranches of term loans denominated in dollars (the “Incremental Term Loans”), (ii) one or more increases in the aggregate amount of any Class of Term Loans (each such increase, a “Incremental Term Loan Increase”), (iii) to add one or more additional tranches of revolving commitments (each, an “Incremental Revolving Commitment”, and the loans made pursuant thereto, the “Incremental Revolving Loans”), (iv) solely during the Revolving Availability Period, one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, any Incremental Term Loan Increase, any Alternative Incremental Facility Debt and the Incremental Revolving Commitments, the “Incremental Extensions of Credit”, the Incremental Revolving Commitments and the Incremental Revolving Loans, together with the Incremental Term Loans, any Revolving Commitment Increase and any Incremental Term Loan Increase, the “Incremental Facilities”)) or (v) Alternative Incremental Facility Debt, in an aggregate principal amount of up to (x) either (I) with the consent of the Required Lenders (for purposes of this clause (I), all Lenders holding Fourth Amendment Term Loans shall be deemed to have consented to this clause (I) to the extent of their Fourth Amendment Term Loans), the greater of (A) $750,000,000 and (B) 100% of LTM Consolidated EBITDA in the aggregate in respect of all Incremental Facilities and Alternative Incremental Facility Debt incurred after the Fourth Amendment Effective Date or (II) if the consent of the Required Lenders is not obtained to the foregoing clause (I), the greater of (A) $401,000,000 and (B) 100% of LTM Consolidated EBITDA ~~(~~in the aggregate in respect of all Incremental Facilities and Alternative Incremental Facility Debt incurred after the Amendment and Restatement Effective Date (in each case of clauses (I) and (II) less the aggregate outstanding principal amount of Cash Management Financing Facilities (as determined at the time of incurrence of such Incremental Facilities in accordance with Section 1.06)), plus (y) the amount of any voluntary prepayments of the Term Loans and permanent reductions in the amount of the Revolving Commitments, in each case, to the extent not funded with long-term Indebtedness, plus (z) an additional amount if, after giving effect to the incurrence of such additional amount and the application of the proceeds therefrom (assuming that the full amount of such Incremental Extensions of Credit being established on such date has been funded on such date) (A) in the case of any such Incremental Extensions of Credit that is secured by a Lien on the Collateral on a pari passu basis to the Liens securing the Obligations, the Consolidated First Lien Leverage Ratio does not exceed (1) 1.375 to 1.00 or (2) if incurred in connection with a Permitted Acquisition, the greater of (I) 1.375 to 1.00 and (II) the Consolidated First Lien Leverage Ratio immediately prior to such incurrence, (B) in the case of any such Incremental Extensions of Credit secured by a Lien on the Collateral on a junior basis to the Liens securing the Obligations, the Consolidated Secured Leverage Ratio does not exceed (1) 1.875 to 1.00 or (2) if incurred in connection with a Permitted Acquisition, the greater of (I) 1.875 to 1.00 and (II) the Consolidated Secured Leverage Ratio immediately prior to such incurrence and (C) in the case of any such Incremental Extensions of Credit that is unsecured, the Consolidated Total Leverage Ratio does not exceed (1) 2.975 to 1.00 or (2) if incurred in connection with a Permitted Acquisition, the greater of (I) 2.975 to 1.00 and (II) the Consolidated Total Leverage Ratio immediately prior to such incurrence (in each case, assuming any such Incremental Revolving Commitments being established on such date are fully drawn and excluding any amounts incurred concurrently in reliance on clause (x) or (y) above) (it being understood that if the proceeds of the relevant Incremental Extensions of Credit will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, compliance with the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio tests prescribed above may be determined as of the LCT Test Date in respect of such Limited Condition Transaction on a Pro Forma Basis); provided, (A) unless the Borrower elects otherwise, each Incremental Extensions of Credit shall be deemed incurred first under clause (z) to the extent permitted with any balance incurred under the clause (x) and/or clause (y) and (B) if the Borrower incurs any Incremental Extensions of Credit under clause (x) and/or clause (y) on the same date that it incurs such Incremental Extensions of Credit under clause (z), then the Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Total Leverage Ratio will be calculated with respect to such incurrence under clause (z) without regard to such incurrence under clause (x) and/or clause (y); provided further that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom (or, in the event the proceeds of any Incremental Extension of Credit are used to finance any Limited Condition Transaction permitted hereunder for which the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date for such Limited Condition Transaction), (B) the representations and warranties of Holdings, the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit (or, if incurred in connection with a Limited Condition Transaction, on the LCT Test Date) (provided that in the event the proceeds of any Incremental Extension of Credit are used to finance any Investment permitted hereunder, such condition precedent related to the making and accuracy of such representations and warranties may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Extension of Credit, without the consent of any other Lenders) and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above. Each Class of Incremental Term Loans and Incremental Revolving Commitments, and each Revolving Commitment Increase, shall be in an integral multiple of the $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b) The Incremental Facilities (i) shall be documented pursuant to an Incremental Facility Amendment and rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments ~~and~~, the Initial Term Loans and the Fourth Amendment Term Loans, (ii) shall not have a borrower other than the Borrower, (iii) shall not be secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral or guaranteed by any Subsidiaries other than the Loan Parties, and (iv) shall, except as otherwise set forth herein, be on terms and subject to conditions as agreed between the Borrower and the Lenders providing the applicable Incremental Extension of Credit and to the extent such terms (other than with respect to maturity, amortization and pricing) are inconsistent with those governing the other Loans hereunder, the covenants and events of default of any Incremental Facility shall be, when taken as a whole, no more favorable to the Lenders providing the applicable Incremental Facility than the terms governing the Loans hereunder, unless (1) the Lenders receive the benefit of such more restrictive terms (it being understood to the extent that any covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of the Lenders), (2) such more restrictive terms only apply after the Latest Maturity Date or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided, further, that (A) for any Incremental Term Loans (including in the form of any Incremental Term Loan Increase) incurred prior to the date that is ~~twelve~~six (~~12~~6 ) months after the Fourth Amendment ~~and Restatement~~ Effective Date, if the Weighted Average Yield relating to such Incremental Term Loans that (x) rank pari passu to the ~~Initial~~Fourth Amendment Term Loans with respect to security, (y) are broadly syndicated to banks and other financial institutions and (z) have a maturity date that is less than one year after the ~~Initial~~Fourth Amendment Term Maturity Date, exceeds the Weighted Average Yield relating to the ~~Initial~~Fourth Amendment Term Loans (after giving effect to any amendments to the applicable margin on such Class of existing Fourth Amendment Term Loans prior to the time that such Incremental Term Loans are made) immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, then the Applicable Rate relating to such Class of existing ~~Initial~~Fourth Amendment Term Loans shall be adjusted so that the Weighted Average Yield relating to such Incremental Term Loans shall not exceed the Weighted Average Yield relating to such Class of existing ~~Initial~~Fourth Amendment Term Loans by more than 0.50%, (C) any Incremental Term Loan shall not have (1) a final maturity date earlier than the Initial Term Maturity Date or the Fourth Amendment Term Maturity Date or (2) a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the then-remaining Initial Term Loans or the then-remaining Fourth Amendment Term Loans; provided that the requirements set forth in the foregoing clause (C) shall not apply to any Indebtedness (x) consisting of a customary bridge facility so long as such bridge facility converts into long-term Indebtedness that satisfies this clause (C) or (y) incurred in reliance on the Inside Maturity Exception; (D) any Incremental Revolving Commitment or any Revolving Commitment Increase shall not have a maturity date that is earlier than the Revolving Maturity Date and shall not require any scheduled amortization or mandatory commitment reductions prior to the Revolving Maturity Date and (E) any Incremental Term Loan Increase shall be treated the same as the Class of Term Loans being increased (including with respect to maturity date thereof), shall be considered to be part of the Class of Term Loans being increased and shall be on the same terms applicable to such Term Loans.

(c) Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit (i) shall, to the extent a consent would be required under Section 9.04 if such additional bank, financial institution, existing Lender or other Person were taking an assignment of Loans or Commitments, be approved by the Borrower and the Administrative Agent (and, in the case of any Incremental Revolving Commitment or Revolving Commitment Increase, each applicable Issuing Bank) (such approval not be unreasonably withheld) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and (ii) if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Commitments in respect of any Incremental Extension of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the effective date thereof of each of the conditions set forth in clauses (a) and (b) of Section 4.02 (it being understood and agreed that all references to a Borrowing in clauses (a) and (b) of Section 4.02 shall be deemed to refer to the applicable Incremental Facility Amendment).

purposes. The proceeds of the Fourth Amendment Term Loans made on the Fourth Amendment Effective Date, together with cash on hand, will be used solely (i) to finance the Fourth Amendment Acquisition and (ii) to pay fees, costs and expenses incurred in connection with the Transactions (as defined in the Fourth Amendment).

(b) The Borrower will not request any Borrowing or any Letter of Credit, and each of Holdings and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not directly or indirectly use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by Holdings, the Borrower or any of their respective Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12. Additional Subsidiaries. (a) If any additional Subsidiary (other than any Excluded Subsidiary) is formed or acquired or if any Subsidiary becomes a Designated Subsidiary, in each case after the Amendment and Restatement Effective Date, Holdings will, as promptly as practicable and, in any event, within 90 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired or becomes a Designated Subsidiary, notify the Administrative Agent thereof and, to the extent applicable, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (and any Material Real Property owned by such Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and such other documents, certificates and opinions consistent with those delivered pursuant to the Amendment and Restatement Agreement that the Administrative Agent may reasonably request with respect to such Subsidiary.

(b) Holdings may designate by writing to the Administrative Agent any wholly owned Restricted Subsidiary that is a U.S. Subsidiary and otherwise an Excluded Subsidiary as a Designated Subsidiary (each such Restricted Subsidiary, a “Designated Subsidiary”).

SECTION 5.13. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each of its Subsidiaries that is a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, and the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied and are necessary in the applicable jurisdiction in order for Liens in the Collateral to remain perfected, all at the expense of the Loan Parties. Notwithstanding anything contained in this Agreement, no Mortgage shall be executed and delivered to the Administrative Agent with respect to any real property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws unless and until each Lender has received, at least 30 calendar days prior to such execution and delivery, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable mortgagor relating thereto) (provided, that in no event shall the Borrower be required consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a postponement of the scheduled maturity date of any loan, or the date of any scheduled payment of principal, interest or fees payable hereunder), (iv) change the last sentence of Section 2.08(c), Section 2.18(a), Section 2.18(b), Section 2.18(c) or any other Section hereof or any other Loan Document providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata termination of commitments or sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” or “Majority in Interest” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing (vi) release all or substantially all of the value of the Guarantees provided by the Loan Parties under the Security Documents, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Security Documents) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Security Documents shall not be deemed to be a release of any Guarantee), (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (viii) waive any condition set forth in Section 5 of the Amendment and Restatement Agreement (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made or Letters of Credit issued on the Amendment and Restatement Effective Date, Section 4.02, without the written consent of each Lender with a Revolving Commitment and each Issuing Bank (as applicable), (ix) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral securing the obligations owed to, or payments due to, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class, (x) change the rights of the Initial Term Lenders or the Fourth Amendment Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Initial Term Lenders, Fourth Amendment Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Initial Term Loans, Fourth Amendment Term Loans or Incremental Term Loans of such Class or (xi) (A) change Section 6.12 or 6.13 (or for the purposes of determining compliance with Section 6.12 or Section 6.13, any defined terms used therein), (B) waive or consent to any Default or Event of Default resulting from a breach of Section 6.12 or Section 6.13 or (C) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VII as a result of a breach of Section 6.12 or Section 6.13, in each case, without the written consent of the Required Revolving Lenders; provided, however,

ANNEX A-2

Credit Agreement (as amended pursuant to Section 2(b))

“Anti-Corruption Laws” means all laws, and regulations of any Governmental Authority applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or anti-money laundering.

“Applicable Adjustments” has the meaning given to such term in the definition of “Consolidated EBITDA”.

“Applicable Parties” has the meaning given to such term in Section 9.01(d)(iii).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, for purposes of Section 2.20(c)(ii), “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day:

(a) (i) with respect to any Loan that is an Initial Term Loan, 2.00% per annum in the case of Term Benchmark Loans and 1.00% per annum in the case of ABR Loans and (ii) with respect to any Loan that is a Fourth Amendment Term Loan, 2.00% per annum in the case of Term Benchmark Loans and 1.00% per annum in the case of ABR Loans; and

(b) with respect to (i) any Revolving Loan and (ii) the commitment fees payable hereunder in respect of unused Revolving Commitments, the applicable rate per annum set forth below in the “Term Benchmark Loans”, “ABR Loans” or “Commitment Fee” column, as applicable, based upon the Consolidated Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the ~~first~~second full fiscal quarter of Holdings ~~beginning~~ after the Fourth Amendment ~~and Restatement~~ Effective Date, the Applicable Rate shall be that set forth below in Level ~~I~~II:

Level	Consolidated Total Leverage Ratio	Term Benchmark Loans	ABR Loans	Commitment Fee
I	≥ ~~2.00~~2.75 to 1.00	2.25%	1.25%	0.35%
II	~~> 1.50~~< 2.75 to 1.00 and ~~<~~≥ 2.00 to 1.00	2.00%	1.00%	0.30%
III	< 2.00 to 1.00 and ~~≤~~≥ 1.50 to 1.00	1.75%	0.75%	~~0.25~~0.275%
IV	<1.50 to 1.00	1.50%	0.50%	0.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Total Leverage Ratio shall be deemed to be in Level I at the option of the Administrative Agent or at the request of the Required Lenders if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required to be delivered by it pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.

“Arrangers” means, collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Morgan Stanley Senior Funding, Inc., BNP Paribas Securities Corp., Royal Bank of Canada, U.S. Bank National Association, PNC Capital Markets LLC and Truist Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.

“Auction Manager” means any financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Auction Procedures” means the procedures set forth in Exhibit G.

“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(e).

settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any losses during such period attributable to early extinguishment of indebtedness or obligations under any Hedging Agreement and (C) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(iii) below,

(xi) any losses during such period resulting from the sale or disposition of any asset outside the ordinary course of business, ~~and~~

(xii) other add-backs and adjustments of the type set forth in (x) the Lender Presentation and/or (y) the Form 10 incurred during such period; provided, that any add-backs and adjustments made pursuant to this clause (xii) for any period shall not exceed, together with any amounts added back pursuant to clause (b) of the definition of “Pro Forma Basis” for such period, 20% of Consolidated EBITDA in the aggregate for such period (determined prior to the adjustments contemplated by such clause (b) ~~(collectively, the “Applicable Adjustments”)), minus~~, and

(xiii) on and after the Fourth Amendment IRA Effective Date, solely for the Financial Covenant Calculation Purposes, “run rate” cost savings, operating expense reductions, business optimization activities improvements (but excluding “run rate” Consolidated EBITDA attributable to projected increases in revenues) and similar initiatives and similar synergies, in each case, that are factually supportable and have been realized or are reasonably expected to be realized within 24 months following (i) any acquisition (including the commencement of activities constituting a business), (ii) disposition (including the termination or discontinuance of activities constituting a business) of business entities or of properties or assets constituting a division or line of business and/or (iii) any other operational change, optimization or similar initiative (including, to the extent applicable, in connection with any restructuring) (which, in the case of each of clauses (i) – (iii) above, will be added to Consolidated EBITDA as so projected until fully realized (or if earlier, the time when such cost savings, operating expense reductions, business and product optimization activities and similar initiatives and similar synergies shall cease to be reasonably expected to be realized within such 24 months), and calculated on a Pro Forma Basis as though such synergies, cost savings, expense reductions, other operating changes, optimizations and similar initiatives had been realized (or commenced, acquired or created, as applicable) on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that any add-backs and adjustments made pursuant to this clause (xiii) for any period shall not exceed, together with any amounts added back pursuant to clause (xii) above for such period and any amounts added back pursuant to clauses (I)(b) and (II)(b) of the definition of “Pro Forma Basis” for such period, 20% of Consolidated EBITDA in the aggregate for such period (in each case, determined prior to the adjustments contemplated thereby) (collectively, the “Applicable Adjustments”)), minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of

(i) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal

Restricted Subsidiaries in an amount not to exceed $400,000,000 to (b) LTM Consolidated EBITDA~~.~~; provided that solely for the Financial Covenant Calculation Purposes, on and after the Fourth Amendment IRA Effective Date, clause (a)(ii) of this definition shall be deemed to refer to all unrestricted cash and Permitted Investments as reflected on the consolidated balance sheet of Holdings, the Borrower and its Restricted Subsidiaries, without a cap thereon.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Daily Simple SOFR” means, for any day (a “ SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website, with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Declining Lender” has the meaning assigned to such term in Section 2.22(a).

“Deadline” has the meaning assigned to such term in Section 2.11(i).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of October 25, 2018 (as amended by the First Amendment to the Credit Agreement and the Second Amendment to the Credit Agreement) by and among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the lenders party thereto and the Administrative Agent.

“Existing Letters of Credit” means (i) those certain letters of credit, bank guarantees or similar instruments (if any) issued under the Existing Credit Agreement prior to the Fourth Amendment ~~and Restatement~~ Effective Date~~,~~ and in effect ~~on the~~immediately prior to the Fourth Amendment ~~and Restatement~~ Effective Date and listed under “Part A” on Schedule 1.04 to the Fourth Amendment and (ii) the letters of credit listed under “Part B” on Schedule 1.04 to the Fourth Amendment, in each case, deemed issued as a Letter of Credit hereunder on the Fourth Amendment Effective Date.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(a).

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by Holdings in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Amendment and Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letters” shall mean, collectively, each Fee Letter, dated February 3, 2021 (or, in the case of JPMCB, February 7, 2021), among any Arranger, Holdings and the Borrower.

“Financial Covenant Calculation Purposes” has the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Financial Covenant Event of Default” has the meaning assigned to such term in Section 7.01(d).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller and with respect to limited liability companies that do not have officers, the manager, sole member, managing member or general partner thereof, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.

“First Amendment to the Credit Agreement” means that certain First Amendment to the Credit Agreement, dated as of November 26, 2019, among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the Lenders party thereto and the Administrative Agent.

“First Amendment” means the First Amendment to the Amended and Restated Credit Agreement, dated as of March 28, 2022, among Holdings, the Borrower, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” has the meaning specified in the First Amendment.

“First Amendment Term Lenders” has the meaning specified in the First Amendment.

“First Amendment Term Loans” has the meaning specified in the First Amendment.

“First Alert Acquisition” means the acquisition of one hundred percent (100%) of the outstanding equity interests of First Alert, Inc. and certain of its subsidiaries pursuant to that certain Acquisition Agreement, dated as of February 6, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof), by and among Newell Brands Inc., a Delaware corporation and Resideo Technologies, Inc., a Delaware corporation.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be zero with respect to Revolving Loans and Term Loans.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions under Requirements of Law or by the terms of such Foreign Pension Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Pension Plan required to be registered; (c) the failure of any Foreign Pension Plan to comply with any material Requirements of Law or with the material terms of such Foreign Pension Plan; or (d) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in Holdings, the Borrower or any Restricted Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.

“Foreign Lender” means a Lender that is not a U.S. Person for U.S. federal income tax purposes.

“Foreign Pension Plan” means any plan, trust, insurance contract, fund (including, without limitation, any superannuation fund) or other similar program established or maintained by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees or other service providers of the Borrower or such Restricted Subsidiaries, as applicable, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(e).

“Foreign Subsidiary” means each Subsidiary that is not a U.S. Subsidiary.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary with no material assets other than 65% or more of the Equity Interests of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.

“Form 10” means the registration statement on Form 10 originally filed by Holdings with the SEC on August 23, 2018, as amended on September 25, 2018 and as may be further amended after the date thereof pursuant to the terms hereof.

“Fourth Amendment” means the Fourth Amendment to the Amended and Restated Credit Agreement, dated as of June 14~~,~~. 2024, among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Fourth Amendment Acquisition” means has the meaning specified for the term “Acquisition” in the Fourth Amendment.

“Fourth Amendment Effective Date” has the meaning assigned to such term in the Fourth Amendment.

“Fourth Amendment IRA Effective Date” means the date of effectiveness of the amendment to the Indemnity Agreement that incorporates changes thereto substantially identical to the changes to the definitions of “Consolidated EBITDA”, “Consolidated Total Leverage Ratio” and “Pro Forma Basis” and Section 6.13 hereof that are effected on the Fourth Amendment Effective Date pursuant to the Fourth Amendment.

“Fourth Amendment Term Borrowing” means Fourth Amendment Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Fourth Amendment Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Fourth Amendment Term Loan hereunder on the Fourth Amendment Effective Date, expressed as an amount representing the maximum principal amount of the Fourth Amendment Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Fourth Amendment Term Commitment is set forth in the Fourth Amendment or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Fourth Amendment Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Fourth Amendment Term Commitments is $600,000,000 as of the Fourth Amendment Effective Date.

“Fourth Amendment Term Lenders” means a Lender with a Fourth Amendment Term Commitment or an outstanding Fourth Amendment Term Loan.

“Fourth Amendment Term Loans” means the Term Loans made by the Term Lenders pursuant to clause (a)(ii) of Section 2.01 on the Fourth Amendment Effective Date.

“Fourth Amendment Term Maturity Date” means the date that is seven years after the Fourth Amendment Effective Date, as the same may be extended pursuant to Section 2.22.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time (unless the Borrower elects to change to IFRS pursuant to Section 1.07, upon the effective date of which GAAP shall subsequently refer to IFRS); provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Amendment and Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any

“Letters of Credit” means any letter of credit (or with respect to any Issuing Bank, any bank guarantee (or similar instrument) as such Issuing Bank may in its sole discretion approve) denominated in dollars or in a Permitted Foreign Currency issued pursuant to this Agreement by an Issuing Bank under the Revolving Commitments and shall include any Existing Letter of Credit (which shall be deemed issued hereunder on the Fourth Amendment ~~and Restatement~~ Effective Date), other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Lien” means, with respect to any asset, (a) any mortgage, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease or financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any acquisition of any assets, business or person, or a merger or consolidation, in each case involving third parties, or similar Investment permitted hereunder (subject to Section 1.06) by the Borrower or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Amendment and Restatement Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Security Document, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, the Global Intercompany Note and any promissory notes delivered pursuant to Section 2.09(d) (and, in each case, any amendment, connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any Equity Interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) that have occurred during (or, if such calculation is being made for the purpose of determining whether any Incremental Extension of Credit may be made, any designation under Section 5.17 is permitted or any event subject to Article VI is permitted, since the beginning of) the four consecutive fiscal quarter period of Holdings most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period ~~(including~~ , including (I) on and after the Fourth Amendment IRA Effective Date, solely for the purposes of the financial covenants contained in Sections 6.12 and 6.13 (including any other covenant or provision hereunder, in each case, which requires compliance or pro forma compliance with the financial covenants contained in Sections 6.12 and/or 6.13) (such purposes, collectively, the “Financial Covenant Calculation Purposes”), expected cost savings, operating expense reductions, and other synergies (excluding any revenue synergies) (in each case without duplication of amounts actually realized) to the extent (a) such cost savings, operating expense reductions, and other synergies (excluding any revenue synergies) would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer of Holdings or (b) in the case of an acquisition, restructuring, repositioning or other similar transaction, such cost savings, operating expense reductions, and other synergies (excluding any revenue synergies) are factually supportable and have been realized or are reasonably expected to be realized within 24 months following such acquisition, restructuring, repositioning or other similar transaction; provided that (i) Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer of Holdings certifying that such cost savings, operating expense reductions, and other synergies meet the requirements set forth in this clause (I)(b), together with reasonably detailed evidence in support thereof and (ii) if any cost savings, operating expense reductions, and other synergies included in any pro forma calculations based on the expectation that such cost savings, operating expense reductions, and other synergies are reasonably expected to be realized within 24 months following such acquisition, restructuring, repositioning or other similar transaction shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings, operating expense reductions, and other synergies or (II) at any time (x) prior to the Fourth Amendment IRA Effective Date or (y) on and after the Fourth Amendment IRA Effective Date for any purpose (other than for the Financial Covenant Calculation Purposes), in each case of the foregoing clauses (x) and (y), expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the SEC, and as certified by a Financial Officer of Holdings or (b) in the case of an acquisition, restructuring, repositioning or other similar transaction, such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such acquisition, restructuring, repositioning or other similar transaction; provided that ~~(i) Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer of Holdings certifying that such cost savings meet the requirements set forth in this clause (b), together with reasonably detailed evidence in support thereof, (ii)~~ if any cost savings included in any pro forma calculations based on the expectation that such cost savings will be realized within 365 days following such acquisition, restructuring, repositioning or other similar transaction shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings; provided further that (i) Holdings shall have delivered to the Administrative Agent a certificate of the chief financial officer of Holdings certifying that such cost savings meet the requirements set forth in clause (I)(b) or (II)(b), as applicable, together with reasonably detailed evidence in support thereof and (~~iii~~ii ) the aggregate amount of cost savings, operating expense reductions and other synergies to be included in any calculation based upon ~~this clause~~ clauses (I)(b) and (II)(b) for any period of four fiscal quarters of Holdings shall not exceed, together with any amounts added back pursuant to ~~clause~~clauses (a)(xii) and (a)(xiii) of the definition of “Consolidated EBITDA” for such period, 20% of Consolidated EBITDA for such four fiscal quarter period (in each case, determined prior to the adjustments contemplated by the Applicable Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Pro Rata Share” means, with respect to a Revolving Lender or Issuing Bank, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Revolving Commitments of such Revolving Lender or Issuing Bank in its capacity as Revolving Lender and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders.

“Proposed Change” means a proposed amendment, modification, waiver or termination of any provision of this Agreement or any other Loan Document.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Siders” has the meaning assigned to such term in Section 9.17(b).

“Purchasing Borrower Party” means any of Holdings, the Borrower or any Restricted Subsidiary.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.21.

“Qualified Equity Interests” means Equity Interests of Holdings, other than Disqualified Equity Interests.

“Receivables Entity” means a wholly owned Subsidiary of Holdings which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings, the Borrower or any Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of Holdings, the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings, the Borrower nor any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.08(b).

“Restricted Group” means Holdings, the Borrower and the Restricted Subsidiaries.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by Holdings, the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests and (b) any payment under the Indemnity Documents.

“Restricted Subsidiary” means each Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Revolving Availability Period” means the period from and including the Fourth Amendment ~~and Restatement~~ Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of all the Revolving Commitments.

“Revolving Borrowing” means Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Revolving Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.23 and Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption, Refinancing Facility Agreement or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000 as of the Fourth Amendment ~~and Restatement~~ Effective Date.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans and (b) such Revolving Lender’s LC Exposure, in each case, at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means the date that is five years after the Fourth Amendment ~~and Restatement~~ Effective Date, as the same may be extended pursuant to Section 2.22.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region, territory or government which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Canada or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Canada or His Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment to the Credit Agreement” means that certain Second Amendment to the Credit Agreement, dated as of November 16, 2020, among Holdings, U.S. HoldCo 1, U.S. HoldCo 2, the Borrower, the Lenders party thereto and the Administrative Agent.

“Secured Additional Letter of Credit Facility Obligations” means the due and punctual payment of any and all obligations of (x) Holdings and each Loan Party and (y) each Restricted Subsidiary that is not a Loan Party, in each case whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a)(i) subject to the terms and conditions set forth in the Third Amendment, each Initial Term Lender agrees to make (or is deemed to make) an Initial Term Loan denominated in dollars to the Borrower on the Third Amendment Effective Date in a principal amount not exceeding its Initial Term Commitment and (ii) subject to the terms and conditions set forth in the Fourth Amendment, each Fourth Amendment Term Lender agrees to make a Fourth Amendment Term Loan denominated in dollars to the Borrower on the Fourth Amendment Effective Date in a principal amount not exceeding its Fourth Amendment Term Commitment and (b) subject to the terms and conditions set forth in the Fourth Amendment ~~and Restatement Agreement~~, each Revolving Lender agrees to make Revolving Loans denominated in dollars or a Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that aggregate principal amount of Revolving Loans made on the Fourth Amendment Effective Date to finance the Fourth Amendment Acquisition and the Target Debt Refinancing (as defined in the Fourth Amendment) shall not exceed $75,000,000 (other than up to $10,000,000 to cash collateralize or provide credit support with respect to existing letters of credit or similar instruments outstanding on the Fourth Amendment Effective Date under facilities no longer available to the Target (as defined in the Fourth Amendment) or its subsidiaries as of the Fourth Amendment Effective Date). Term Loans may be ABR Loans or Term Benchmark Loans, as further provided herein. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.16, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan advanced to it in accordance with the terms of this Agreement.

If no election as to the Type of Borrowing is specified then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request (and each Issuing Bank shall issue) Letters of Credit for the Borrower’s own account (or for the account of any Subsidiary so long as (x) ~~long as~~ the Borrower is a joint and several co-applicant in respect of such Letter of Credit, provided that in the case of each of the Existing Letters of Credit listed under “Part B” on Schedule 1.04 to the Fourth Amendment, notwithstanding anything to the contrary contained in the letter of credit application and other agreement in respect thereof, the Borrower shall be deemed to be a joint and several co-applicant or co-obligor in respect thereof, and (y) such Issuing Bank has completed its customary “know your client” procedures with respect to such Subsidiary), and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control. It is hereby acknowledged and agreed that each of the Existing Letters of Credit shall be deemed issued as a Letter of Credit under this Agreement on the Fourth Amendment Effective Date and shall constitute a Letter of Credit for all purposes of this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic extension permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable the such Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. An Issuing Bank shall not be obligated to issue any trade Letter of Credit restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (N) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary and (O) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; and (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (vi) of Section 6.01(a) if such restrictions and conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents, Etc. Holdings will not, nor will Holdings permit any of its Restricted Subsidiaries to, amend, modify or waive, (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any of the Senior Notes Documents or (iii) any of the Spin-Off Documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to the Lenders without the consent of the Required Lenders, it being understood that with respect to the Indemnity Documents, any increase in the Cap (as defined in the Indemnity Agreement), any increase in a late fee or the imposition of any new fees or any amendments to the covenants thereunder that permit such covenants to be more restrictive than the corresponding covenants hereunder shall be deemed to be materially adverse to the Lenders; provided, that in the case of any change contemplated in clause (iii) above with respect to the Indemnity Documents that is more restrictive to Holdings than the corresponding covenant hereunder, such change shall not be deemed to be an adverse change if Holdings, the Borrower and the Administrative Agent agree in writing that such change shall apply hereunder mutatis mutandis (resulting in the Lenders receiving the same benefit of such more restrictive covenant).

SECTION 6.12. Consolidated Interest Coverage Ratio. Holdings will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings ending on or after the Amendment and Restatement Effective Date, in each case for any period of four consecutive fiscal quarters of Holdings ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00.

SECTION 6.13. Consolidated Total Leverage Ratio. Holdings will not permit the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters of Holdings ending on ~~or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:~~the last day of any fiscal quarter of Holdings to exceed (a) in the case of any such fiscal quarter ending prior to the Fourth Amendment IRA Effective Date, 3.00 to 1.00 or (b) in the case of any such fiscal quarter ending on or after the Fourth Amendment IRA Effective Date, 3.50 to 1.00.

~~Fiscal Quarter Ending~~	~~Consolidated Total Leverage Ratio~~
~~March 31, 2021~~	~~3.50 to 1.00~~
~~June 30, 2021~~	~~3.50 to 1.00~~
~~September 30, 2021~~	~~3.50 to 1.00~~
~~December 31, 2021~~	~~3.50 to 1.00~~
~~March 31, 2022~~	~~3.25 to 1.00~~
~~June 30, 2022~~	~~3.25 to 1.00~~
~~September 30, 2022 and thereafter~~	~~3.00 to 1.00~~

SECTION 6.14. Changes in Fiscal Periods. Holdings will not make any change in fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case Holdings and the Administrative Agent will, and are hereby authorized by the Lenders, to make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.15. Indemnity Documents. Holdings and the Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) Guarantee any obligations under the Indemnity Documents unless such Guarantee is subordinated in right of payment to the Obligations and any refinancing thereof, in each case on terms set forth in the Indemnity Agreement in effect as of the Effective Date or otherwise reasonably satisfactory to the Administrative Agent), (b) create, grant, assume or suffer to exist any Lien or other security interest that secures any obligations under the Indemnity Documents or (c) consent to any assignment of the Indemnity Agreement that requires prior written consent of U.S. HoldCo 2 (or any successor Indemnitor thereunder) under Section 4.7 of the Indemnity Agreement prior to obtaining the written consent of the Required Lenders.

SECTION 6.16. [Reserved]

SECTION 6.17. Intragroup Transactions. In any Fiscal Quarter (as defined in the Indemnity Agreement), unless and until all amounts due in such Fiscal Quarter in respect of Quarterly Payments (as defined in the Indemnity Agreement), Cash True-Up Payments (as defined in the Indemnity Agreement) and Accrued Amounts (as defined in the Indemnity Agreement) have been paid in full, other than in the Ordinary Course of Business or transactions with a maximum aggregate consideration not to exceed $5,000,000, neither U.S. HoldCo 2 nor its subsidiaries (the “U.S. HoldCo Group”) shall assume or enter into any intercompany transactions resulting directly or indirectly in the payment of any amount by a member of the U.S. HoldCo Group to any of Holdings or its Subsidiaries that are not a part of the U.S. HoldCo Group; provided that this Section 6.17 shall not prohibit the making of Restricted Payments permitted pursuant to Section 6.08.

Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document but without limitation of the condition in Section 5(d) of the Amendment and Restatement Agreement, no provision of this Agreement or any other Loan Document shall prevent or restrict the consummation of the Transactions, nor shall the Transactions give rise to any Default, or constitute the utilization of any basket, under this Agreement (including this Article VI) or any other Loan Document.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become

SCHEDULE 1.04

Existing Letters of Credit

Part A

[Redacted]

Part B

[Redacted]

SCHEDULE 2.01

Commitments

[Redacted]